Exhibit 16.1

SRCO, C.P.A., Professional Corporation Certified Public Accountants 14 Wynngate Lane Amherst, NY, 14221 U.S.A. Tel: 416 428 1391 & 416 671 7292 Fax: 905 882 9580 Email: info@srco.ca www.srco.ca

June 13, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Sensasure Technologies, Inc.

We have read Item 4.01 of Form 8-K dated June 13, 2023 of Sensasure Technologies, Inc. and are in agreement with the statements contained therein as it pertains to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ SRCO, C.P.A., Professional Corporation

CERTIFIED PUBLIC ACCOUNTANTS